Exhibit 11.1

CONSENT

We hereby consent to the inclusion in in this Offering Statement on Form 1-A of our report dated May 20, 2025 with respect to the balance sheets of Modvans, Inc. as of December 31, 2024 and December 31, 2023 and the related statements of operations, stockholders’ equity/deficit and cash flows for the year ended December 31, 2024 and December 31, 2023 and the related notes to the financial statements, which report appears in the Offering Circular that is a part of this Offering Statement.

SetApart Accountancy Corp

June 09, 2025

Los Angeles, California